EXHIBIT 5.1


VEDDER PRICE                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                      222 NORTH LASALLE STREET
                                      CHICAGO, ILLINOIS 60601-1003
                                      312-609-7500
                                      FACSIMILE: 312-609-5005

                                      OFFICES IN CHICAGO, NEW YORK CITY,
                                      AND ROSELAND, NEW JERSEY

                                      October 25, 2005



Schawk, Inc.
1695 River Road
Des Plaines, Illinois 60018

         Re:      Registration Statement on Form S-3
                  ----------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Schawk, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933 up to 4,052,372 shares of the Company's Class A common stock, par value $0.008 per shares (the "Common Stock"), consisting of 500,000 shares being registered by the Company (the "Company Shares") and 3,552,372 shares being registered for resale by certain selling stockholders (the "Selling Stockholders") identified in the Registration Statement (the "Selling Stockholder Shares"). The Selling Stockholder Shares were originally issued and sold by the Company to the Selling Stockholders in connection with a Stock Purchase Agreement, dated as of December 17, 2004, among the Company, Seven Worldwide, Inc., KAGT Holdings, Inc., the Selling Stockholders and certain other stockholders of KAGT Holdings, Inc. named therein.

         In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation, as amended, and the Bylaws of the Company, as amended, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures. We also have assumed that the Company Shares, if and when issued, will have been specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof.

         Based on the foregoing, we are of the opinion that (i) upon receipt by the Company of the full consideration therefor, the Company Shares when issued and sold in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, will be

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Schawk, Inc.
October 25, 2005
Page 2



legally issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares have been legally issued and are fully paid and nonassessable.

         We are duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than Delaware General Corporation Law, as currently in effect.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                     Very truly yours,



                                     /s/ Vedder, Price, Kaufman & Kammholz, P.C.